EXHIBIT 99.1

TO BUSINESS AND MEDICAL EDITORS:

ISTA Pharmaceuticals Reports Second Quarter 2004 Financial Results

IRVINE, Calif., July 14 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today reported its unaudited financial results for the second quarter ended June 30, 2004.

ISTA reported a net loss of $8.3 million, or $0.48 per share, for the second quarter of 2004, compared to a net loss of $6.0 million, or $0.45 per share for the second quarter of 2003. For the six months ended June 30, 2004, ISTA reported a net loss of $13.6 million, or $0.78 per share, compared to a net loss of $11.4 million, or $0.85 per share for the same prior-year period. Revenue of $70,000 for both the second quarter of 2004 and the second quarter of 2003 is attributable to the recognition of the license fee payment received from Otsuka Pharmaceutical Co., Ltd. in December 2001 in connection with the license for Vitrase® (ovine hyaluronidase) in Japan. ISTA’s total operating expenses for the second quarter of 2004 increased to $8.5 million from $6.2 million in the second quarter of 2003 primarily due to the recording of two non-recurring expenses for licensing payments. For the six months ended June 30, 2004, total operating expenses were $14.0 million, compared to $11.7 million for the same prior-year period.

Research and development expenses were $5.6 million in the second quarter of 2004, compared to $3.9 million for the second quarter of 2003. Our research and development expenses have consisted primarily of costs associated with the clinical trials of our product candidates, compensation and other expenses for research and development personnel, costs for consultants and contract research organizations and costs related to the development of commercial manufacturing capabilities for Vitrase®, Istalol™ and Xibrom™. During the three months ended June 30, 2004, the Company incurred two non-recurring expenses. First, a $500,000 milestone payment was recorded upon FDA approval of Istalol and is payable to Senju Pharmaceuticals, Ltd. during the third quarter of 2004. Second, a one-time license fee expense of $1.3 million, consisting of $1.1 million in cash and debt and $0.2 million in fixed assets was recorded upon the Company entering into a technology license agreement and amended and restated supply agreement with Biozyme Laboratories, Ltd., the Company’s supplier of hyaluronidase for Vitrase. The debt is payable to Biozyme in installments over the next three years. Exclusive of these two non-recurring expenses, research and development expenses in the second quarter of 2004 decreased by $100,000 as compared to the second quarter of 2003 as a result of the Company obtaining FDA approval for Vitrase and Istalol which resulted in the capitalization of various amounts into commercial inventory.

Selling, general and administrative expenses were $3.0 million in the second quarter of 2004, compared to $2.3 million for the second quarter of 2003. Selling, general and administrative expenses increased by $700,000 due to increased consultant costs and marketing activities associated with the Company’s preparations for the anticipated commercial launch of its approved products.

Net interest income was $131,000 in the second quarter of 2004, compared to $93,000 in the second quarter of 2003. The increase in net interest income is primarily due to the increase of cash available for investment following the Company’s equity financing completed during the fourth quarter of 2003.

Cash and cash equivalents and short-term investments totaled $35.5 million at June 30, 2004 compared to $48.5 million at December 31, 2003.

ISTA Pharmaceuticals, Inc.

We are a specialty pharmaceutical company focused on the commercialization and development of unique and uniquely improved products for serious conditions of the eye. We are currently preparing to launch our first two products approved by the U.S. Food and Drug Administration, or FDA, which are Vitrase® for use as a spreading agent and Istalol™ for the treatment of glaucoma. In addition, we have two New Drug Applications, or NDAs, on file with the FDA, which are for Vitrase for the treatment of vitreous hemorrhage and Xibrom™ for the treatment of ocular inflammation following cataract surgery.

We are building our commercial capabilities, including a targeted salesforce, to distribute and market our currently approved products. In this regard, we have recently hired four regional sales managers, and have entered into a multi-year service agreement with Ventiv Health, Inc. under which they will provide us with a dedicated nationwide specialty salesforce, which will promote our products exclusively.

Our Products and Pipelines

Istalol

Istalol™ is a once-a-day, eye drop solution of timolol, a beta-blocking agent for the treatment of glaucoma. We received FDA approval of Istalol in June 2004 and plan commercial launch of Istalol during the third quarter of 2004. Beta-blockers are a large group of approved medications that block specific receptors in the central nervous system and are used in the treatment of a number of diseases including glaucoma. Timolol maleate, which is currently available from several manufacturers, is the leading beta-blocker to treat glaucoma in the United States. In clinical trials, Istalol, given once a day, has shown efficacy and safety comparable to a timolol maleate solution, given twice a day. In addition to this dosing advantage, Istalol is formulated as an eye drop solution versus commonly available once-a-day gel formulations of timolol, which have been known to cause blurring of patients’ vision. We acquired U.S. marketing rights for Istalol under a license agreement with Senju Pharmaceuticals Co., Ltd.

Vitrase

Vitrase® is a highly purified, proprietary formulation of ovine hyaluronidase. In May 2004, the FDA approved our NDA for Vitrase in a 6,200 USP units multi-purpose vial for use as a spreading agent to facilitate the absorption and dispersion of other injected drugs. During the third quarter of 2004, we intend to file a supplemental NDA for Vitrase for use as a spreading agent at a lower concentration of 150 USP units/mL. We believe the 150 USP units/mL product will help facilitate utilization and aid in obtaining appropriate third party reimbursement.

We are also developing Vitrase for the treatment of vitreous hemorrhage and diabetic retinopathy. In October 2002, we submitted an NDA for Vitrase for the treatment of vitreous hemorrhage by injection into the posterior region of the eye. In April 2003, the FDA issued an approvable letter citing issues primarily related to the sufficiency of the efficacy data submitted with this NDA. The FDA requested additional analysis of the existing data and an additional confirmatory clinical study based upon that analysis. We have submitted information to the FDA in response to its comments contained in the approvable letter. We believe that all non-clinical issues have been resolved with the FDA, and we are continuing to assess and discuss with the FDA the clinical issues raised in the approvable letter. Based upon these discussions, we will determine the next appropriate steps in the approval process of Vitrase for the treatment of vitreous hemorrhage. The continued development of Vitrase for the treatment of diabetic retinopathy will be dependent upon the FDA’s evaluation of the Vitrase NDA for the treatment of vitreous hemorrhage, among other factors.

Xibrom

Xibrom™ is a topical non-steroidal anti-inflammatory formulation of bromfenac for the treatment of ocular inflammation, eye pain and photophobia following cataract surgery. Senju launched this product in Japan in 2000. We acquired U.S. marketing rights for Xibrom under a license agreement with Senju. We completed two pivotal Phase III clinical studies of Xibrom in the United States and submitted an NDA in May 2004. In these studies, a statistically significant proportion of patients treated with Xibrom achieved treatment success, defined as the complete absence of ocular inflammation, compared to those patients who received placebo.

Caprogel

Caprogel®, a topical gel formulation of aminocaproic acid for treatment of hyphema, has received an orphan drug designation from the FDA. In May 2002, we acquired worldwide marketing rights for Caprogel under a license agreement with the Eastern Virginia Medical School. We are currently conducting feasibility studies for Caprogel’s reformulation and commercialization. Once completed, and if these studies yield promising results, we intend to pursue the remaining Phase III clinical development.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: uncertainties and risks related to ISTA’s history of operating losses; timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks regarding ISTA’s ability to consummate strategic partner transactions on favorable terms, or at all, and the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations; the continued availability of third party sourced products and raw materials on commercially reasonable terms; the scope, validity and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Revenue	$70	$70	$139	$139
Operating expenses:
Research and development	5,562	3,924	8,589	7,350
Selling, general and administrative	2,951	2,288	5,380	4,352
Total operating expenses	8,513	6,212	13,969	11,702
Loss from operations	(8,443)	(6,142)	(13,830)	(11,563)
Interest income, net	131	93	278	203
Net loss attributable to common stockholders	$(8,312)	$(6,049)	$(13,552)	$(11,360)
Net loss per common share, basic and diluted	$(0.48)	$(0.45)	$(0.78)	$(0.85)
Shares used in computing net loss per common share, basic and diluted	17,457	13,300	17,452	13,295

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	June 30	December 31
	2004	2003
Cash and short-term investments	$35,519	$48,463
Working capital	31,310	44,193
Total assets	37,442	50,182
Total stockholders’ equity	27,116	40,424

SOURCE ISTA Pharmaceuticals, Inc.

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/CONTACT: Vince Anido, +1-949-788-5311, vanido@istavision.com, or Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals, Inc.; or Justin Jackson (Media), jjackson@ny.burnsmc.com, or Lisa Burns and Aline Schimmel (Investors), aschimmel@ny.burnsmc.com, all of Burns McClellan, +1-212-213-0006, for ISTA Pharmaceuticals, Inc./

/First Call Analyst: /

/FCMN Contact: /

/Web site: http://www.istavision.com /

(ISTA)